Exhibit 10.6

Personal Employment Agreement

This Personal Employment Agreement ("Agreement")is entered into on September 09, 2012, by and between Advanced Inhalation Therapies (AIT) Ltd. (the "Company")and Mrs. Racheli Vizman (the "Employee").

WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, as of the Commencement Date (as such term is defined hereunder); and

WHEREAS, the parties desire to state the terms and conditions of the Employee's employment by the Company, as set forth below.

NOW, THEREFORE,in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

1.	Position.

1.1.	The Employee shall serve in the position of COO (the "Position") and shall be under the direction of the CEO of the Company and in the event no CEO is appointed, under the direction of the Board of Directors of the Company. The Employee undertakes to perform the duties and responsibilities, as are normally incident to the position held by Employee and commensurate with Employee's background, education and professional standing and as shall otherwise be instructed by the Company's CEO. The Employee shall perform his duties diligently, conscientiously and in furtherance of the Company's best interests.

2.	Scope of Employment.

2.1.	The Employee shall be employed by the Company on a part time basis. The Employee's scope of work shall be 75% of a full time position (the "Scope of Work").The Employee further undertakes to devote, in the Scope of Work, her entire business time, exclusively to the performance of her duties in the Company.

3.	Employee's Representations and Warranties.

3.1.	The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Employee with third parties (for purposes hereof, such third parties shall be referred to as "Other Employers"),the Employee represents, warrants and undertakes that: (a) his engagement with the Company is and/or will not be in breach of any of his undertakings toward Other Employers, and (b) he will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employer.

3.2.	The Employee agrees and undertakes to immediately inform the Company of any matter that may in any way raise a conflict of interest between the Employee and the Company. During his employment with the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with his position in the Company.

3.3.	The Employee acknowledges and agrees that all information technology systems of the Company to which he shall have access are the sole and exclusive property of the Company, and that all such systems are and shall be monitored by the Company regularly, at its discretion. Employee understands that he should have no expectation of privacy in his use of such systems.

4.	Term and Termination.

4.1.	The Employee's employment with the Company shall commence on May 6th, 2012 (the "Commencement Date"),and will continue until terminated by either party at any time at such party's discretion with or without cause.

4.2.	Either party may terminate this Agreement and the employment relationship hereunder at any time by giving the other party a prior written notice of sixty (60) days (the "Notice Period"). During the Notice Period the Company will continue to pay the Employee's Salary, as provided in Section 6 below, in effect at the time of the termination and provide continuation coverage for all other benefits and compensations that are part of this Agreement

4.3.	Notwithstanding the aforesaid, in the event of a Cause (as defined hereafter) the Company will be entitled to terminate this Agreement immediately and this Agreement and the employment relationship will be deemed effectively terminated as of the time of delivery of such notice (subject to any minimal mandatory notice requirement under applicable law). The term "Cause" means (i) theft, embezzlement or other similar act by Employee of any tangible or intangible asset of the Company or any customer, supplier or investor of the Company; (ii) conviction of any felony involving dishonesty; (iii) a material breach by the Employee of or the contesting by Employee of the validity of the terms of any written agreement between the Company and Employee, or any written policy of the Company known by and applicable to all its employees, but a mere mistake in business judgment shall not constitute cause; (iv) any case of dismissal under circumstances which justify dismissal without severance pay according to the Israeli Law; or (v) willful failure by Employee to follow the instructions of its supervisor or the Board of Directors of the Company to the extent such instructions are reasonably related to the business of the Company and the services provided by the Employee, are given in good faith to promote the interest of the Company, would not require Employee to commit any illegal act and are not given to provide the Company with cause for terminating Consultant; provided, however, that "Cause" shall not mean or include the Company's termination of Employee's employment under this Section 4.3(iii) and (v), if such action (a) is isolated, insubstantial or inadvertent or (b) is remedied promptly by Employee, if such cure is possible, within no more than fourteen days after receipt of notice from the Company of such issue(s).

4.4.	During the period following notice of termination by either party, the Employee will cooperate with the Company and use the Employee's best efforts to assist the integration into the Company's organization of the person or persons who will assume the Employee's responsibilities.

5.	Proprietary Information; Confidentiality and Non-Competition.

5.1.	The Employee hereby agrees to the provisions of the Proprietary Information, Confidentiality and Non-Competition Agreement attached in Exhibit A hereto and simultaneously executes a copy thereof, the terms of which will survive termination of this Agreement.

6.	Compensation.

6.1.	The Company will pay the Employee as compensation for the employment services hereunder, an aggregate monthly salary in the amount of NIS 22,000 (the "Salary"). Notwithstanding anything to the contrary, it is hereby clarified that the Salary shall be amended upon the next equity financing in the Company, all subject to the approval of the Board of Directors of the Company.

6.2.	The Employee acknowledge and agree that his employment with the Company is a management position and requires a special degree of personal trust, and that the law known as "Work and Rest Hours, 1951" ("Chok shot Avoda Vemenucha") shall not apply to his employment with the Company. Accordingly, the Salary payable to the Employee is a gross global salary inclusive of remuneration for working overtime and on days of rest, and all cost to the Company. The Employee acknowledge and agrees that unless expressly specified in this Agreement he shall not be entitled to any further remuneration or payment whatsoever other than the Salary and benefits expressly provided herein, regardless of any current or future custom between the Company and its employees.

6.3	An amount equals to 10% of the Salary shall be considered special compensation for Employee's compliance with his non-compete obligations set forth in Exhibit A attached hereto.

6.4.	Notwithstanding the aforesaid, upon the commencement of a Phase IIB clinical trial by the Company, the Employee shall receive a one time bonus in the amount equal to NIS 60,000 (the" Bonus").

6.5.	Subject to the requirements under applicable law, the Employee shall cooperate with the Company in maintaining a record of the number of hours of work performed, in accordance with the Company's policy and instructions.

6.6.	Except as specifically set forth herein, the Salary includes any and all payments to which Employee is entitled hereunder and under any applicable laws, regulations or agreements, including without limitation commuting expenses. Payment of the Salary will be made no later than the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and any amounts deductible under this Agreement.

6. 7.	Options

6.7.1.	Subject to the approval of the Company's Board of Directors (the "Board”), the Employee shall be issued options to purchase Ordinary Shares of the Company, representing 1.33% of the issued and outstanding share capital, available through the Company's ESOP (as defined below) (the "Options"), subject to any dilution and subject to the following conditions:

6.7.2.	The Options shall be granted in accordance with an Option Agreement to be signed between the Employee and the Company and shall be at all times subject to (i) all the terms of such incentive employees share option plan ("ESOP") as shall be adopted by the Company at its sole discretion (ii) any terms and conditions as shall be determined and altered from time to time by the Board or any of its committees at their sole discretion, and (iii) any terms and conditions as provided in any agreement or arrangement the Company may enter from time to time including agreements and arrangements with Investment Banks or Underwriters.

6.7.3.	Any tax liability in connection with the Options (including with respect to the grant, exercise, sell of the Option or the share receivable upon their exercise) shall be borne solely by the Employee.

6.7.4.	Unless otherwise determined by the Board, the Options shall vest monthly over a vesting period of 36 (thirty six) months commencing as of the Commencement Date (the "Vesting Period"), so that ____ Options shall vest on ____, 2012 and _____ Options shall vest upon the end of each consecutive monthly period thereafter (collectively, the "Monthly Vesting"), provided that during the term of such Vesting Period, this Agreement remains in full force and the Employee remains an Employee by the Company on such date.

6.7.5.	Upon termination of this Agreement (for any reason other than for 'cause', as defined in Section 4.2), the vested Options shall be exercisable for a successive period of twenty four (24) months from the date of the Termination Notice and shall be deemed cancelled if not exercised prior thereto.

Social Benefits.

6.8.	As of the Commencement Date the Company will, on a monthly basis, pay to a pension scheme for the benefit of the Employee and shall deduct from the Employee's Salary a respective payment towards such pension scheme (the "Pension Scheme"), all with respect to the entire Salary. The Company will be entitled to select the Pension Scheme manager or insurance agent at its discretion. The Company shall pay towards a loss of working ability component in accordance with the Company's general arrangement. Subject to applicable law, except if requested otherwise by the Employee, the Pension Scheme shall be of a managers' insurance type and the contribution to such insurance will be as follows: (i) the Company will pay an amount equal to 5% (five percent) of the Salary towards a fund for. life insurance and pension, and shall deduct from the Employee's Salary an amount equal to 5% (five percent) of the Salary and pay such amount towards the Pension Scheme on the Employee's behalf; (ii) the Company will pay an amount of up to 2.5% (two percent and one half of a percent), of the Salary towards a fund for the event of loss of working ability ("Ovdan Kosher Avoda"); and (iii) the Company will pay an amount equal to 8 1/3% (eight percent and one third of a percent) of the Salary towards a severance compensation. The Employee may request a different type of Pension Scheme, provided that the total payments by the Company towards such scheme will not be greater than the total payments by the Company set forth above in this Section 7.1. For the avoidance of doubt, no amount remitted by the Company in respect of this paragraph will be considered as part of the Salary for purposes of any deduction therefrom or calculations of severance pay.

As of the Start Date all payments to the Pension Scheme will be made in compliance with Section 14 of the Severance Compensation Law, 1963 ("Section 14"), and in accordance with the general approval of the Labor Minister dated June 9, 1998, promulgated under said Section 14, a copy of which is attached hereby as Exhibit B, and the terms of Section 14 and said general approval will apply to the relationship hereunder. Therefore, the ownership of the Pension Scheme will be transferred to the Employee following termination of employment and the Company will not be entitled to retrieve any of the funds it transferred to the Pension Scheme, other than in accordance with Section 14 and said general approval, and the transfer of the Pension Scheme to the ownership of the Employee will be the full and only compensation to be paid by the Company to the Employee in such circumstances in respect of severance pay.

6.9.	The Company and the Employee will maintain an advanced study fund (Keren Hishtalmut). The Company will contribute to such fund an amount equal to 7.5% of the Salary and will deduct from the net Salary and transfer to such fund an amount equal to 2.5% the Salary, provided that the total monthly contributed amount will not exceed the maximum amount exempted from tax payment under applicable laws. For the avoidance of doubt, no amount remitted by the Company in respect of this paragraph will be considered as part of the Salary for purposes of any deduction therefrom or calculations of severance pay.

7.	Vacation.

7.1.	Subject to the provision of the Annual Vacation Law-1951, the Employee shall be entitled to a paid annual vacation of 22 working days with respect to each twelve (12) month period of her employment, up to a maximum of 28 days at any given time (i.e., at any given time, the Employee will have accrued no more than 28 days).The Company will be entitled to direct use of the vacation days, at its discretion. The Employee shall be entitled to accumulate unused vacation days in accordance with applicable law. The Employee will not be entitled to redemption of accumulated and unused vacation days, except in accordance with applicable law in the event of termination of employment.

8.	Recreation Pay and Sick Leave.

8.1.	The Employee will be entitled to recreation pay (Dmei Havra'a) and sick leave payment in accordance with applicable law.

9.	Expenses.

9.1.	The Company will reimburse the Employee for business expenses borne by the Employee, provided that such expenses were approved in advance by the Company or otherwise in accordance with the Company's expense policy, and against valid invoices furnished by the Employee to the Company.

10.	Additional Benefits.

10.1.	Car Expenses

The Company shall reimburse the Employee for necessary and customary Car expenses incurred by the Employee and approved by the Company, in accordance with terms and conditions set forth in the Company's Car Policy.

10.2.	Cellular phone

While the Employee is employed by the Company, the Company shall maintain for the Employee a portable cellular phone for professional use. The Company shall bear the expenses of the usage of such cellular phone by the Employee, and shall also bear the applicable tax liability for the grant of use of the Company Mobile Phone according to the Company's policy regarding usage limitations of mobile phone that will be set by the company from time to time.

11.    Tax. The Company shall deduct from the Salary all national insurance fees, health insurance fees, income tax and any other amounts required by law, all in accordance with applicable law.

12.   General. Headings in this Agreement are included for reference purposes only and are not to be used in interpreting this Agreement. The exhibits to this Agreement constitute an integral part thereof. Subject to applicable law, no collective bargaining agreement will apply to the relationship between the parties. No failure, delay of forbearance of either party in exercising any power or right hereunder will in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof. In the event it is determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination will not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby. This Agreement constitutes the entire understanding and agreement between the parties and supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof except for any pre-existing agreements regarding assignment of inventions and/or confidentiality (if any), and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties. The Employee acknowledges and confirms that all terms of Employee's employment are personal and confidential, and undertakes to keep suchterm in confidence and refrain from disclosing such terms to any third party.

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Israel, and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be applicable courts in Tel-Aviv.

The Employee acknowledges that this Agreement, together with the Exhibits thereto, constitutes a due notice to the Employee of the terms of employment, as required under law.

Employee hereby declares that she understands the English language and that she does not need a translation into another language and that she has read and understood everything stated in this agreement and its appendices.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ADVANCED INHALATION THERAPIES (AIT) LTD	RACHELI VIZMAN

/s/ Pini Ben Elazar	/s/ Racheli Vizman
By: Pini Ben Elazar	Signature
Title: Chairman

Exhibit A

This NONDISCLOSURE AGREEMENT (the "Agreement") is made and entered into as of ___ of ______, 2012 (the "Effective Date") between Advanced Inhalation Therapies (AIT) Ltd. a corporation formed under the laws of the State of Israel (the "Company"), and Mrs. Racheli Vizman, (the "Recipient"), hereby agree as follows:

1.	The parties have entered into an employment agreement whereby the Recipient is an employee of the Company (the "Business Relationship").

2.	To further the Business Relationship between the parties, it may be necessary that the Company disclose to Recipient certain Confidential Information. As used herein, "ConfidentialInformation" shall mean information which is disclosed by the Company to Recipient by any means (including without limitation, in written or other tangible form (including on magnetic media), orally or visually) and which should reasonably have been understood by Recipient because of notice on the material, the circumstances of disclosure or the nature of the information itself, to be proprietary or confidential to the Company or a third party.

3.	Recipient shall not disclose Confidential Information to any person or entity except its employees or consultants, or those of its wholly-owned companies (directly or indirectly), who are required to have the Confidential Information in order to assist it in acting as contemplated by the Business Relationship, and only to the extent necessary. Prior to disclosing any Confidential Information to such employees or· consultants, Recipient shall have ensured that they are aware of the provisions of this Agreement and have signed non-disclosure agreements with non-use and non-disclosure terms substantially similar to those contained in this Agreement. The Recipient shall bear full responsibility and liability for the actions of such employees and consultants concerning the Confidential Information, at all times, regardless of termination of any labor, employment or other relationship with any such employees and consultants. Recipient shall treat the Confidential Information as strictly confidential and with at least the degree of care that it treats similar materials of its own in order to prevent unauthorized disclosure of Confidential Information to others, or a higher standard of care if reasonable under the circumstances.

4.	Recipient shall not use Confidential Information for its own use or for any purpose except as contemplated by the Business Relationship.

5.	Without derogating from the Company's rights under law or under this Agreement, Recipient shall immediately notify the Company upon discovery of loss or unauthorized disclosure or use of Confidential Information.

6.	The obligations of paragraphs 3, 4 and 5 hereof shall not apply to any particular portion of the Confidential Information that is:

7.	(a) in the public domain at the time of the Company's communication thereof to Recipient or enters the public domain through no breach of Recipient;

(b) is demonstrated by reasonable documented proof to be in Recipient's possession before receipt from the Company;

(c) Independently developed by Recipient without the use of or reference to the Company's Confidential Information, as shown by reasonable documented proof;

(d) communicated by the Company to a third party free of any obligation of confidence;

(e) rightfully received by Recipient from a third party that has an independent right to disclose the information;

(f) required to be disclosed pursuant to law, regulation or court order, provided that Recipient (i) promptly notifies the Company in writing prior to making any such disclosure in order to facilitate the Company's seeking a protective order or other appropriate remedy from the proper authority; and (ii) thereafter furnishes only that portion of the Confidential Information which is required;

8.	The obligations undertaken by Recipient under paragraphs 3, 4 and 5 hereof with respect to Confidential Information provided prior to expiration or termination of this Agreement shall remain in full force and effect indefinitely and shall survive any such termination or expiration.

9.	The Confidential Information furnished to Recipient by the Company under this Agreement, including without limitation documents, drawings, models, apparatus, sketches, designs, lists, disks, video cassettes and other materials, (a) shall remain the property of the Company and (b) is provided on an "AS IS" basis, with no warranties of any kind, express or implied, being given by the Company with respect to such information. Nothing contained herein shall be construed as giving Recipient any license or rights with respect to the Confidential Information and such materials. Recipient shall make no copies of the Confidential Information and such materials except for the purposes of the Business Relationship or as otherwise permitted herein, and it shall reproduce the Company's proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original. Upon termination or expiration of this Agreement, or upon the written request of the Company at any time, any Confidential Information, any copies made thereof and any materials containing any portion of any Confidential Information, to the extent that they remain in the possession of Recipient, its employees, consultants and controlled companies, shall be returned promptly by Recipient to the Company (except those materials which are legally privileged), or, on the Company's request, shall be destroyed by Recipient and ceased to be used by Recipient or any of the entities referred to above. Upon the Company's request, an officer of Recipient shall certify in writing that Recipient has complied with the preceding sentence.

10.	Neither this Agreement nor the disclosure or receipt of Confidential Information shall constitute or imply any promise or intention by either party to enter into any further agreement with the other, including, without limitation, with respect to the Business Relationship.

11.	During the term of the Business Relationship and for a period of one (1) year thereafter, Recipient will not, directly or indirectly, engage in any employment or business activity, or hold an interest in any business, which is competitive with the business of the Company, provided, however, that Recipient may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange Recipient further agrees that for the period of the Business Relationship and for a period of one (1) year thereafter, Recipient will not (a) induce any employee of the Company to leave the employ of the Company, (b) induce any customer, supplier, licensee, or business relation of the Company to cease doing business with the Company

12.	This Agreement shall be construed in accordance with the laws of the State of Israel. The competent court of Tel-Aviv-Jaffa in Israel shall have exclusive jurisdiction with respect to any dispute and action arising under or in relation to this Agreement.

13.	Recipient acknowledges that a breach of this Agreement would result in irreparable harm to the Company, the extent of which would be difficult to ascertain, and in any event monetary damages alone would be inadequate in the event of such a breach. Accordingly, in the event of a breach of this Agreement the Company shall be entitled to injunctive or other equitable relief as the court deems appropriate, without the necessity of the Company showing posting a bond. Any such relief shall be in addition to, and not in place of, any other appropriate relief to which the Company may be entitled.

14.	The provisions of this Agreement are independent of and severable from each other. If any provision, or portion thereof, is found to be invalid or unenforceable for any reason, that provision, or portion, shall be deemed modified to the extent necessary to make it valid and operative and in a manner most closely representing the intention of the parties as expressed herein, or if it cannot be so modified, then eliminated, and the remainder of the Agreement shall continue in full force and effect as if the Agreement had been signed with the invalid portion so modified or eliminated.

15.	This Agreement contains the entire agreement of the parties hereto and supersedes any and all prior understandings, arrangements and agreements between them, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended or in any manner modified except by a written instrument signed by both parties. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof.

16.	Recipient shall not assign any of its rights or obligations hereunder, without the prior written consent of the Company, which consent may be freely withheld.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of theEffective Date.

COMPANY		RECIPIENT

Signature:	/s/ Pini Ben Elazar	Signature:	/s/ Racheli Vizman
Name: Pini Ben Elazar		Name: Racheli Vizman